Exhibit 5.1

Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

May 13, 2010

TeleNav, Inc.

1130 Kifer Road

Sunnyvale, California 94086

Re:	Registration Statement Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about May 13, 2010, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 8,488,022 shares of your Common Stock (the “Future Issuance Shares”), reserved for future issuance pursuant to the 1999 Stock Option Plan, the 2002 Executive Stock Option Plan and the 2009 Equity Incentive Plan (together, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Future Issuances Shares to be issued under the Plans.

It is our opinion that the Future Issuance Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI, P.C.

/s/ Wilson Sonsini Goodrich & Rosati, P.C.